Exhibit 4.7
INCENTIVE STOCK OPTION PLAN
OF WEX PHARMACEUTICALS INC.
AMENDED AND RESTATED AS OF JUNE 27, 2005
1. Purpose of the Plan
1.1 The purpose of the Plan is to attract and retain superior directors, officers, advisors, employees and other persons or companies engaged to provide ongoing services to the Corporation or its Affiliate, to provide an incentive for such persons to put forth maximum effort for the continued success and growth of the Corporation, and in combination with these goals, to encourage their equity participation in the Corporation.
2. Definitions
2.1 For the purposes of the Plan, the following terms have the respective meanings set forth below:
(a)	“Affiliate” has the same meaning ascribed to that term as set out in the Securities Act (Ontario);

(b)	“Board” means the board of directors of the Corporation;

(c)	“Compensation Committee” means the committee of the Board constituted as provided in Section 3 hereof and if none is so constituted, means the full Board;

(d)	“Consultant” means an individual, other than an employee, director or officer of the Corporation or its Affiliate or a registrant under the Securities Act (Ontario), that:
(i)
is engaged to provide on a bona fide basis, consulting, technical, management or other services to the Corporation or an Affiliate of the Corporation, other than services provided in relation to a distribution, services provided by registrants and services in connection with investor related activities;

(ii)	provides the services under a written contract between the Corporation or its Affiliate and the individual Consultant or a Consultant Company or Consultant Partnership of the individual; and

(iii)	in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation;

(e)	“Consultant Company” means for an individual Consultant, the company of which the individual consultant is an employee or shareholder;

(f)	“Consultant Partnership” means for an individual consultant, a partnership of which the individual Consultant is an employee or partner;

(g)
“Disability” means a physical or mental incapacity of a nature which the Board determines prevents or would prevent the Optionee from satisfactorily performing the substantial and material duties of his or her position with the Corporation or its Affiliate;

(h)	“Eligible Person” means, from time to time, any director, senior officer or employee of the Corporation or of an Affiliate of the Corporation and any Permitted Consultant;

(i)	“Exchange” means any principal exchange (as determined by the Board in its sole discretion) upon which the Shares are listed;

(j)	“Grant Date” has the meaning ascribed to that term in Subsection 5.1 hereof;

(k)	“Market Value” of a Share means, on any given day:
(i)	where the Share is not listed on an Exchange, the fair market value of a Share on that day determined by the Board in good faith; and

(ii)
where the Share is listed on an Exchange, the closing board lot sale price per share of Shares on the Exchange on the trading day immediately preceding the relevant date and if there was not a board lot sale on the Exchange on such date, then the last board lot sale prior thereto;

(l)	“Option” means an option, granted pursuant to Section 5 hereof, to purchase a Share;

(m)	“Option Period” has the meaning ascribed to that term in Subsection 6.3 hereof;

(n)
“Option Price” means the price per Share at which Shares may be purchased under the Option, as determined pursuant to Paragraph 5.1(b) hereof and as may be adjusted in accordance with Section 10 hereof;

(o)	“Optionee” means an Eligible Person to whom an Option has been granted;

(p)	“Permitted Consultant” means a Consultant, a Consultant Company or Consultant Partnership;

(q)	“Plan” means the Incentive Stock Option Plan of the Corporation as set forth herein as the same may be amended and/or restated from time to time;

(r)	“Retirement” has the meaning ascribed to that term in Subsection 8.1 hereof;

(s)	“Securities Regulators” has the meaning ascribed to that term in Section 11 hereof; and

(t)	“Share” means, subject to Section 10 hereof, a Common share without nominal or par value in the capital of the Corporation.
2.2  Unless otherwise indicated, all dollar amounts referred to in this Option Plan are in Canadian funds.
2.3 As used in this Plan, words importing the masculine gender shall include the feminine and neuter genders and words importing the singular shall include the plural and vice versa, unless the context otherwise requires.
3. Administration of the Plan
3.1 The Plan shall be administered by the Board with the assistance of the Compensation Committee and the chief executive officer as provided herein.
3.2 The members of the Compensation Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. A majority of the Compensation Committee shall constitute a quorum thereof. Acts approved in writing by all members of the Compensation Committee shall constitute valid acts of the Compensation Committee as if taken at a meeting at which a quorum was present.
3.3 The chief executive officer of the Corporation shall periodically make recommendations to the Compensation Committee as to the grant of Options.
3.4 The Compensation Committee shall, on at least an annual basis, make recommendations to the Board as to the grant of Options.
3.5 The Board may wait until such time as the financial statements of the preceding fiscal year are approved by the Board before making any determination regarding the grant of Options.
3.6 In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.
3.7 The Board may authorize one or more officers of the Corporation to execute and deliver and to receive documents on behalf of the Corporation.

4. Shares Subject to the Plan
4.1 The maximum aggregate number of Shares which may be issued under the Plan shall not exceed 9,300,000 Shares, subject to adjustment as provided in Section 10 hereof. This shall include an aggregate of 6,452,779 Options to purchase 6,452,779 Shares, which were granted prior to June 27, 2005 (of which as at June 27, 2005, 3,666,213 Options were outstanding and 2,786,566 Options had been exercised).
4.2 The total number of Shares that may be reserved for issuance to any one person pursuant to Options shall not exceed 5% of the Shares of the Corporation outstanding on a non-diluted basis on the Grant Date of the Options.
4.3 Anything in this Plan to the contrary notwithstanding:
(a)
the maximum number of Shares that may reserved for issuance pursuant to Options granted under the Plan to insiders of the Corporation and their associates, together with the number of Shares reserved for issuance to such insiders and their associates under the Corporation’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares of the Corporation outstanding on a non-diluted basis at the Grant Date of the Options; and

(b)
the maximum number of Shares which may be issued to insiders of the Corporation and their associates under the Plan within any one-year period, when taken together with the number of Shares issued to such insiders and their associates under the Corporation’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares of the Corporation outstanding on a non-diluted basis at the end of such period and, in the case of any one insider and his associates, shall not exceed 5% of such outstanding Shares.

For the purpose of this Subsection “insider” means an insider as defined in the Securities Act (Ontario) but excluding any person within that definition solely by virtue of being a director or officer of a subsidiary. Any entitlement to acquire Common Shares granted pursuant to the Plan or any other Options prior to the grantee becoming an insider shall be excluded for the purposes of the limits set out above.
4.4 Options may be granted in respect of authorized and unissued Shares. Shares in respect of which Options have expired, were cancelled or otherwise terminated for any reason without having been exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.
5. Grants of Options
5.1 Subject to the provisions of the Plan, the Board shall, in its sole discretion and from time to time, determine those Eligible Persons to whom Options shall be granted and the date on which such Options are to be granted (the “Grant Date”). The Board shall also determine, in its sole discretion, in connection with each grant of Options:
(a)	the number of Options to be granted;

(b)	The Option Price applicable to each Option, but the Option Price shall not be less than the Market Value per Share on the Grant Date; and

(c)	the other terms and conditions (which need not be identical and which, without limitation, may include non-competition provisions) of all Options covered by any grant.
6. Eligibility, Vesting and Terms of Options
6.1 Options may be granted to Eligible Persons only.
6.2 Subject to the adjustments provided for in Section 10 hereof, each Option shall entitle the Optionee to purchase one Share.
6.3 The option period (the “Option Period”) of each Option commences on the Grant Date and expires on a date as determined by the Board in its sole discretion.
6.4 Subject to Section 8, an Option which is subject to vesting, may, once vested, be exercised (in each case to the nearest full Share) at any time during the Option Period. Subject to Section 8, an Option which is not subject to vesting may, once vested, be exercised (in each case the nearest full Share, at any time during the Option Period.
6.5 The Board in its sole discretion may determine and impose terms upon which each Option shall become vested in respect of Shares including without limitation the terms under which vesting of the Option may be accelerated.
6.6 An Option is personal to the Optionee and is non-assignable and non-transferrable otherwise than by will or by the laws governing the devolution of property in the event of death of the Optionee.
7. Option Agreement
7.1 Upon the grant of an Option, the Corporation and the Optionee shall enter into an option agreement, in a form set out in Appendix A or in such form as approved by the Board, subject to the terms and conditions of the Plan, which agreement shall set out the Optionee’s agreement that the Options are subject to the terms and conditions set forth in the Plan as it may be amended or replaced from time to time, the Grant Date, the name of the Optionee, the Optionee’s position with the Corporation, the number of Options, the Option Price, the expiry date of the Option Period, vesting terms and such other terms and conditions as the Board may deem appropriate.

8. Termination of Employment, Engagement or Directorship
8.1 Any Optionee whose employment, engagement or directorship with the Corporation or its Affiliate is terminated due to retirement on or after such Optionee’s normal retirement date under the Corporation’s applicable retirement plan or policy of his or her employer or due to early retirement with the consent of the Board (collectively, “Retirement”) shall have 365 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on such date of termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.
8.2 Any Optionee whose employment, engagement or directorship with the Corporation or its Affiliate is terminated due to Disability shall have 365 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.
8.3 Any Optionee whose employment, engagement or directorship with the Corporation or its Affiliate is terminated at any time in the six months following a change of control of the Corporation (as hereinafter defined) shall have 180 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. For the purposes of this Subsection 8.3, “change of control” shall mean the acquisition by a person, or combination of persons acting in concert, of:
(a)	a sufficient number of the voting rights attached to the outstanding voting securities of the Corporation at the time of such acquisition, to affect materially the control of the Corporation; or

(b)	more than 20% of the voting rights attached to the outstanding voting securities of the Corporation at the time of such acquisition.
8.4 In the event of the death of an Optionee, either while in the employment or engagement or while a director of the Corporation or its Affiliate or after Retirement, the Optionee’s estate may, within 365 days from the date of the Optionee’s death, exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of the optionee’s death; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. The Optionee’s estate shall include only the executors or administrators of such estate and persons who have acquired the right to exercise such Option directly from the optionee by bequest or inheritance.
8.5 In the event an Optionee’s employment, engagement or directorship with the Corporation or its Affiliate terminates for any reason other than death, Disability, Retirement, cause or in the circumstances described in Subsection 8.3 hereof, the Optionee may exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of termination no later than thirty (30) days after such termination or such later date within the Option Period first established by the Board for such Option as the Board may fix. In the event an Optionee’s employment, engagement or directorship is terminated for cause, each Option held by the Optionee that has not been effectively exercised prior to such termination shall lapse and become null and void immediately upon such termination.

8.6 The Board may also in its sole discretion increase the periods permitted to exercise all or any of the Options covered by any Grant following a termination of employment, engagement or directorship as provided in Subsections 8.1, 8.2, 8.3, 8.4 or 8.5 above, if allowable under applicable law; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto.
8.7 The Plan shall not confer upon any Optionee any right with respect to a continuation of employment or engagement by, or directorship of, the Corporation or its Affiliate nor shall it interfere in any way with the right of the Corporation or its Affiliate to terminate any Optionee’s employment or engagement at any time.
8.8 For the purposes of section 8, termination in the case of an employee (including officers that are also employees) is determined to be the last day of active employment with the Corporation or its Affiliate, as the case may be, regardless of any salary continuance or notice period provided from or to the Corporation.
8.9 For greater certainty, an option that had not become vested at the time that the relevant event referred to in this Section 8 occurred, shall not be or become exercisable and shall be cancelled.
9. Exercise of Options
9.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised, together with a certified cheque or bank draft for the aggregate of the Option Prices to be paid for the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.
9.2 No less than 100 Options may be exercised at any one time, except where a smaller number of Options is or remains exercisable pursuant to a grant, in which case, such smaller number of Options must be exercised at one time.
10. Adjustment on Alteration of Share Capital
10.1 In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Option Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board.
10.2 If the Corporation amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and the Option Price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

10.3 In the event of a change in the Corporation’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.
10.4 In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed equitable by the Board to properly reflect such event.
10.5 No adjustment provided in this Section 10 shall require the Corporation to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly.
10.6 If, at any time when an Option granted under the Plan remains unexercised, an offer to purchase all of the Shares of the Corporation is made by a third party, the Corporation shall use its best efforts to bring such offer to the attention of the Optionee as soon as practicable and the Corporation may, at its option, require the acceleration of the time for the exercise of the Options granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise.
10.7 Notwithstanding any other provision herein, if because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Corporation of those in another company is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionee and of the time for the fulfillment of any conditions or restrictions on such exercise. All determinations of the Board under this paragraph 10.7 shall be binding for all purposes of the Plan.
11. Regulatory Approval
11.1 Notwithstanding any of the provisions contained in the Plan or any Option, the Corporation’s obligation to grant Options and issue Shares and to issue and deliver certificates for such securities to an Optionee pursuant to the exercise of an Option shall be subject to:
(a)	compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada (“Securities Regulators”)

(b)	compliance with the requirements of the Exchange; and

(c)
receipt from the Optionee of such covenants, agreements, representations and undertakings, including as to future dealings in such Shares, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

11.2 The Corporation shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any laws, regulations, rules, orders or requirements.
11.3 If any amendment, modification or termination to the provisions hereof or any Option made pursuant hereto are required by any Securities Regulators, a stock exchange or a market as a condition of approval to a distribution to the public of any Shares or to obtain a listing or quotation of any Shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any Options, including any option agreement made pursuant hereto, shall be deemed to be amended accordingly without the requiring the consent or agreement of any Optionee.
12. Miscellaneous
12.1 An Optionee entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Corporation by such exercise, except to the extent Shares are issued therefor and then only from the date such Shares are issued. No adjustment shall be made for dividends or distributions or other rights which the record date is prior to the date such Shares are issued pursuant to the exercise of Options.
12.2 The Corporation may require an Optionee, as a condition of exercise of an Option, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Option.
13. Effective Date, Amendment and Termination
13.1 The Plan is effective as of January 18, 1998.
13.2 The Board may, subject where required to Securities Regulators and/or Exchange approval, from time to time amend, suspend or terminate the Plan in whole or in part.
13.3 No action by the Board to terminate the Plan pursuant to this Section 13 shall affect any Options granted hereunder which became effective pursuant to the Plan prior to such action.
13.4 The Board may amend, modify or terminate any outstanding Option, including, but not limited to, substituting another award of the same or of a different type or changing the date of exercise; provided, however that, the Optionee’s consent to such action shall be required unless the Board determines that the action, when taken with any related action, would not materially and adversely affect the Optionee or is made pursuant to Section 11 hereof. The Option Price of any outstanding Option granted to an insider may not be reduced unless disinterested shareholder approval is obtained in accordance with regulatory requirements.

APPENDIX A
INCENTIVE STOCK OPTION PLAN
OF WEX PHARMACEUTICALS INC.
OPTION AGREEMENT
This Option Agreement is entered into between Wex Pharmaceuticals Inc. (the “Corporation”) and the Optionee named below pursuant to the Corporation’s Incentive Stock Option Plan (the “Plan”) a copy of which are attached hereto, and confirms the following:

1.	Grant Date:

2.	Optionee:

3.	Optionee’s Position with the Corporation:

4.	Number of Options:

5.	Option Price ($ per Share):

6.	Expiry Date of Option Period:

7.	Each Option that has vested entitles the Optionee to purchase one Share at any time up to 4:30 p.m. Vancouver time on the expiry date of the Option Period. The Options vest as follows:

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8.	This Option Agreement is subject to the terms and conditions set out in the Plan, as amended or replaced from time to time. In the case of any inconsistency between this Option Agreement and the Plan, the Plan shall govern.

9.	Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

10.	By signing this agreement, the Optionee acknowledges that he, she, or its authorized representative has read and understands the Plan.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the                      day of                                         ,                      .

Wex Pharmaceuticals Inc.

Per:

Signature of Optionee		Authorized Signatory

Per:

Authorized Signatory

SCHEDULE “B”
WEX PHARMACEUTICALS INC.
INCENTIVE STOCK OPTION PLAN
LIST OF OUTSTANDING OPTIONS
[NTD: To be updated. The total current number of outstanding options is 3,666,213.]
Options — Outstanding as of March 10, 2004

	Number of Common Shares
	Authorized	Exercise Price	Expiry
Options	20,000	$2.13	1-Sep-04
Options	457,000	$2.08	2-Mar-05
Options	325,760	$1.60	9-Apr-05
Options	23,760	$2.00	9-Apr-05
Options	115,000	$2.04	9-Apr-05
Options	73,760	$2.11	9-Apr-05
Options	20,000	$2.08	18-Apr-05
Options	45,000	$2.08	20-Jul-05
Options	170,000	$2.46	15-Dec-05
Options	175,000	$3.83	15-Dec-05
Options	50,000	$5.02	31-Dec-05
Options	140,000	$5.02	9-Jan-06
Options	60,000	$2.18	7-Jun-06
Options	30,000	$5.02	31-Dec-06
Options	60,000	$2.00	14-Jan-07
Options	1,056,613	$1.82	22-Dec-07
Options	180,000	$2.46	6-Oct-08
Options	1,535,000	$3.83	31-Oct-08
Options	130,000	$5.02	9-Jan-09
Options	50,000	$5.53	23-Feb-09

Total Outstanding	4,716,893